EXHIBIT 23.3

Fujian Yimao Law Firm 25/F, Dingfeng Fortune Center, No. 503, Gaolin Zhong Road, Huli District Xiamen, Fujian Province, 361016 The People’s Republic of China Email: yimao@fjymls.com

CONSENT OF FUJIAN YIMAO LAW FIRM

Date: 2 April, 2024

Fuxing China Group Limited

Hangbian Industry Area

Longhu Town, Jinjiang City

Fujian Province 362241

The People’s Republic of China

Dear Sirs or Madams,

We are qualified lawyers of the People’s Republic of China (“PRC”) acting as the PRC legal counsel to Fuxing China Group Limited (the “Company”) , in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933 (as amended).

We hereby consent to the reference of our name in the Registration Statement and the filing of this consent letter with the SEC as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC filings.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Fujian Yimao Law Firm

Fujian Yimao Law Firm